Exhibit 99.1

OriginClear’s 2020 Revenue Increased Despite COVID Disruptions

Gross Profits and Operating Losses also increased

CLEARWATER, FL – May 25, 2021 – OriginClear Inc. (OTC Pink: OCLN), Pioneering Water On Demand™ and $H2O™, reported today that in its 10-K Annual Report filing, revenue for the year ended December 31, 2020 increased by 14% to $4,101,131, compared to $3,587,894 for 2019.

Gross profit for the same period increased by 65% to $611,775 compared to $370,866.

Loss from operations increased by 21% to $4,711,238 compared to $3,908,238 for the prior year.

“I’m proud of our Dallas-based team for increasing both revenues and gross profits despite the challenge of a full month of COVID shutdown,” said Riggs Eckelberry, OriginClear CEO.

About OriginClear, Inc. OTC Pink: OCLN

Water is broken. Washington is allocating more than a hundred billion dollars to fix our 150,000-plus water systems, but runaway inflation could doom that effort. What can we do? The solution is Direct Action by local businesses to clean and recycle their own water. We’re here to help “cut the cord”, with outsourced pay-per-gallon programs and a potential digital currency to streamline payments. To serve these businesses, our prefabricated, Modular Water Systems™ can deploy rapidly as Water Systems In A Box™. OriginClear is working to make water the next great asset class, combining potentially great gains, with even greater good for the world. To learn more about OriginClear®, please visit our website at www.originclear.com.

For more information, visit the company’s website: www.OriginClear.com

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OriginClear Safe Harbor Statement:

Matters discussed in this release contain forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.

These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason except as may be required under applicable laws. There cannot be any assurance that the Company’s patent application will result in the granting of a patent.

Investor Relations OriginClear:
Devin Angus
Toll-free: 877-999-OOIL (6645) Ext. 3
International: +1-323-939-6645 Ext. 3
Fax: 323-315-2301
ir@OriginClear.com
www.OriginClear.com

Press Contact:
Brenda Christensen
(818) 307-9942
brenda.christensen@stellar-pr.com